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                                                                       Exhibit 8

                                                                  CONFORMED COPY

                             SHAREHOLDERS AGREEMENT
                              relating to shares in
                             OHSEA HOLDINGS LIMITED

                              DATED 14 APRIL, 2003

                             OHSEA HOLDINGS LIMITED

                                       and

                               CS SERVICES LIMITED

                                       and

                              BENJAMIN P. BLACKDEN

                                       And

                                 ANDREW R. DIXEY

                                  ALLEN & OVERY
                                     London

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                                    CONTENTS

Clause                                                                      Page
------                                                                      ----

1.    Definitions, interpretation and third party rights......................3
2.    The Board and Committees................................................9
3.    Provision of Information to the A Shareholders.........................11
4.    Further obligations of the Company and the Managers....................14
5.    Restrictions...........................................................15
6.    Restrictions on the B Shareholders and the Managers....................15
7.    Warranties.............................................................19
8.    Fees...................................................................20
9.    Exit...................................................................20
10.   Treatment of Proceeds from Exit........................................22
11.   Relationship with Articles.............................................22
12.   OHSEA Holdings Option Plan.............................................22
13.   Termination of the Agreement...........................................22
14.   Assignment and Adherence...............................................23
15.   Shareholder Undertakings...............................................23
16.   Investor's Undertaking.................................................24
17.   General................................................................24
18.   Notices................................................................26
19.   Governing law..........................................................26

Schedule

1.    The Company............................................................27
2.    Restricted Transactions................................................28
3.    Warranties.............................................................32
4.    Deed of Adherence......................................................37

Signatories..................................................................41

Agreed Form Documents

"A"   Business Plan
"B"   Management Accounts
"C"   OHSEA Holdings Option Plan

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THIS AGREEMENT is made on 14 April, 2003

BETWEEN:

(1) OHSEA HOLDINGS LIMITED (registered in England and Wales under registered number 4493380) whose registered office is at Marine Court, The Parade, Cowes, Isle of Wight, PO31 7QJ (the Company);

(2) CS SERVICES LIMITED (registered in Belize under company number 27398) whose registered office is at 60 Market Square, PO Box 384, Belize City, Belize (the Investor); and

(3) BENJAMIN P. BLACKDEN of Cranford Layters Way, Gerrards Cross, Buckinghamshire SL9 7QZ (Mr Blackden); and

(4)  ANDREW R. DIXEY of Hill House, Bloxham, Oxfordshire, OX15 4PH (Mr Dixey).

BACKGROUND:

(A) The Company is a private company limited by shares. Details of the Company are set out in Schedule 1.

(B) The Company proposes to acquire certain issued shares in the capital of the Target by way of the Scheme.

(C) Mr and Mrs Blackden, Mr Dixey, the Blackden Personal Settlement and the Investor wish to transfer their shareholdings in the Target to the Company in consideration for the issue of shares in the Company pursuant to the Share Exchange Agreement.

(D) Mr Dixey wishes to subscribe for shares in the Company pursuant to the Subscription Agreement.

(E) The Investor, Mr Blackden and Mr Dixey wish to regulate certain matters in relation to the Company in accordance with the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS, INTERPRETATION AND THIRD PARTY RIGHTS

1.1 The Background and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Background and Schedules.

1.2 In this Agreement, the following words and expressions have the following meanings:

     Accountants' Report means the financial due diligence report relating to the Target dated 4th March, 2003 prepared by PricewaterhouseCoopers LLP and addressed to the Company and GMAC;

     Accounts means the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the year ended on that date of the Target;

     Accounts Date means 31st March, 2002;

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     Act means the Companies Act 1985, the Companies Consolidation
     (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

     A Directors means those directors of the Company appointed under the Articles as A Directors (or their respective alternates);

     Affiliate means, in relation to a person, any other person (other than the Company and persons controlled, directly or indirectly, by the Company) directly or indirectly, controlling or controlled by or under common control with that person and for the purposes of this definition control when used with respect to any means power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

     Agreed Form means the form agreed between and signed by or on behalf of each of the Company, Mr Blackden, Mr Dixey and the Investor;

     Articles means the articles of association of the Company as amended and/or replaced from time to time;

     Annual Budget shall have the meaning given in Clause 3.1(d);

     A Shares means the A ordinary shares of 0.1 pence each in the capital of the Company;

     A Shareholder means a holder of A Shares who:

     (a)  has executed this Agreement; or

     (b) has agreed to adhere to this Agreement in accordance with the provisions of Clause 14,

     and who has not ceased to be a party to this Agreement in his capacity as an A Shareholder as provided by Clause 13.1;

     Audit Committee means the audit committee of the Board constituted in accordance with Clause 2.9;

     B Directors means those directors of the Company appointed under the Articles as B Directors (or their respective alternates);

     B Shares means the B ordinary shares of (pound)1.00 each in the capital of the Company;

     B Shareholder means a holder of B Shares who:

     (a)  has executed this Agreement; or

     (b) has agreed to adhere to this Agreement in accordance with the provisions of Clause 14,

     and has not ceased to be a party to this Agreement in his capacity as a B Shareholder as provided by Clause 13.1;

     B Shareholder Consent means the written consent or approval of the holders of more than 50 per cent. of the B Shares in issue for the time being;

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     Board means the board of directors of the Company from time to time;

     Business Day means any day other than a Saturday, Sunday or any other day which is a public holiday in England;

     Business Plan means the business plan in respect of the Group in the Agreed Form marked "A";

     Completion means the Scheme becoming effective;

     Confidential Information means all information (whether oral or recorded in any medium) not in the public domain relating to any Group Company's business, financial or other affairs which is reasonably treated by a Group Company as confidential;

     Controlling Interest in relation to a person means the ownership by that person and his connected persons (as defined in section 839 of the Income and Corporation Taxes Act 1988) of shares carrying the right exercisable by such person(s) to more than 50 per cent. of the total number of votes which may be cast on a poll at general meetings of the Company on all, or substantially all, matters;

     C Shares means the C shares of 0.1 pence each in the capital of the Company;

     Deed of Adherence means a deed substantially in the form set out in
     Schedule 4;

     Disclosure Letter means the letter dated the date of this Agreement from the Warrantors to the Investor making certain disclosures against the Warranties;

     D Shares means the D shares at 0.1 pence each in the capital of the Company;

     Escrow Account means a designated bank account in the name of the Investor or its nominee for the purposes of Clause 10;

     Exit means a Flotation or a Sale;

     Finance Documents means the bridge facility agreement dated on or about the date of this agreement between the Company and GMAC and the security agreement dated on or about the date of this agreement between the Company and GMAC, the loan agreements and the other financing arrangements with the Company and/or its Affiliates entered into in connection with the Share Exchange Agreement and/or the Scheme;

     Flotation means the effective admission of ordinary shares of the Company to trading on the London Stock Exchange plc's market for listed securities or to trading on any other investment exchange in respect of which a recognition order has been made under section 290 of the Financial Services and Markets Act 2000;

     Form 6-Ks means the financial reports in respect of the Target Group Companies prepared pursuant to Rule 13a-16 or 15d-16 of the US Securities Exchange Act of 1934 for:

     (i)  the three and six months ended 30th September, 2002; and

     (ii) the three and nine months ended 31st December, 2002,

     as filed with the US Securities and Exchange Commission on 24th October, 2002 and 31st January, 2003 respectively;

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     GMAC means GMAC Commercial Finance PLC (formerly called GMAC Commercial
     Credit Limited);

     Group means the Company and its subsidiaries from time to time and Group Company means any of them;

     Intellectual Property means patents, petty patents, utility models, registered designs, design right, topography rights, copyright, database right, trade marks, service marks, trade or business names, domain names, get-up or trade dress, inventions or secret processes, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications for any such right;

     Legal Reports means the legal due diligence reports relating to the Target dated on or around the date of this Agreement prepared by Allen & Overy and Kay and Boose LLP respectively and addressed to, amongst others, the Company, GMAC and the Investor;

     Majority Holders means the holders of more than 50 per cent. of the total number of the A Shares and the B Shares in issue for the time being;

     Management Accounts means the unaudited management accounts of the Target Group Companies for the period of 10 months ended 31st January, 2003 in the Agreed Form marked "B";

     Manager means:

     (a)  Mr Dixey; or

     (b) any other person who has agreed to adhere to this Agreement as a Manager,

     and who has not ceased to be a party to this Agreement in his capacity as a Manager as provided by Clause 13.1;

     Material Effect means a material adverse effect on the financial position, business or prospects of the relevant Group Company;

     OHSEA Holdings Option Plan means the Rules of the OHSEA Holdings Limited Share Option Plan in the Agreed Form marked "C";

     Parties means the parties to this Agreement from time to time (whether by virtue of having executed this Agreement or having entered into a Deed of Adherence) and Party shall be construed accordingly;

     Remuneration Committee means the remuneration committee of the Board constituted in accordance with Clause 2.9;

     Reports means the Accountants' Report and the Legal Reports;

     Retirement/Death/Disability Benefit means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the Worker in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, a Worker;

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     Restricted Period means a period of 12 months in the case of Mr. Dixey and a period of 6 months in the case of any other Manager less, in each case, any period immediately preceding the termination of their employment or directorship during which such person's employment has been subject to notice of termination;

     Sale means (i) the acquisition by a person (other than pursuant to a permitted transfer as described in article 9.1 of the Articles) of an interest which gives that person a Controlling Interest pursuant to a Purchase Offer (as such term is defined in article 12.1 of the Articles) or otherwise by agreement between the holders of shares; or (ii) a Sale of Assets;

     Sale of Assets means (i) a sale of all or substantially all of the assets of the Company or (ii) a sale by a Group Company of assets which represent all or substantially all of the assets of the Group taken as a whole;

     Scheme means the scheme of arrangement in respect of the Target under section 425 of the Act;

     Settled Warranty Claim means a Warranty Claim:

     (a)  which has been withdrawn;

     (b) which has been settled between the Investor and the Warrantors in writing; or

     (c) in respect of which a competent court has awarded judgement in respect of the claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged;

     Shares means A Shares, B Shares, C Shares and/or D Shares and Shareholder means a holder of any of them;

     Share Exchange Agreement means the share exchange agreement entered into between the Company (1), the Investor (2), Mr and Mrs Blackden (3), Mr Dixey (4) and Osborne Clarke Trustees Limited as trustee of the Blackden Personal Settlement (5) on or about the date of this Agreement;

     Subscription Agreement means the subscription agreement entered into between the Company (1) and Mr Dixey (2) on or about the date of this Agreement;

     subsidiary means a subsidiary for the purposes of the Act;

     Target means Professional Staff PLC (registered number 2459997) whose registered office is at Buckland House, Waterside Drive, Langley Business Park, Slough SL3 6EZ;

     Target Group means the Target and its subsidiaries from time to time and Target Group Company means any of them;

     Taxation means all forms of taxation, duties, imposts and levies, whether of the United Kingdom or elsewhere, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, stamp duty reserve tax, National Insurance, social security or other similar contributions, and any interest, penalty, surcharge or fine relating thereto;

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     Termination Date means, in relation to a Manager, the date on which he ceases to be an employee or director of a Group Company;

     Third party means any person other than the Parties;

     Warranties means the warranties set out in Clause 7 and Schedule 3;

     Warranty Claim means a claim by the Investor or any person deriving title from it for any breach or alleged breach of any of the Warranties;

     Warrantors means Mr Dixey and Mr Blackden; and

     Worker has the same meaning as in section 230 of the Employment Rights Act 1996 but includes a director and any officer of any Group Company whether or not he is a Worker (as so defined). References to a contract of employment include any other contract as referred to in that section and, in relation to a director or other officer, include the terms on which he holds the directorship or other office. References to employ and employment have a corresponding meaning.

1.3  In this Agreement (unless the context requires otherwise):

     (a) words and expressions which are defined in the Act shall have the same meanings as are given to them in the Act;

     (b) any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of Section 839 of the Income and Corporation Taxes Act 1988;

     (c) any reference to a statute, statutory provision or subordinate legislation (legislation) shall (except where the context requires otherwise) be construed as referring to:

          (i) such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

          (ii) any former legislation which it re-enacts, consolidates or enacts in rewritten form,

          provided that in the case of those matters which fall within Clause 1.3(c)(i) above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

     (d)  any gender includes a reference to the other genders;

     (e) any reference to transfer, when used in the context of transferring Shares, includes a reference to:

          (i) a sale or disposal of any legal or equitable interest in Shares, whether or not by the person registered as the holder of those Shares; and

          (ii) any renunciation or other direction by a person entitled to an allotment or transfer of Shares that such Shares be allotted, issued or transferred to another person;

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     (f)  any reference to persons includes natural persons, partnerships, companies, bodies corporate, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

     (g) directly or indirectly means (without limitation) either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

     (h) recognised investment exchange means an investment exchange in respect of which a recognition order has been made under Financial Services and Markets Act 2000 section 290;

     (i) any reference to the Background, a Clause or Schedule is to the Background, a Clause or Schedule (as the case may be) of or to this Agreement; and

     (j) any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4 The index and Clause headings contained in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.5 The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5, Clause 6.4 (covenants for the benefit of Group Companies), Clause 14.4 (New Shareholder who enters into a Deed of Adherence) and Clause 17.5 (successors to, and assigns of, the Parties):

     (a) no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

     (b) notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement only in writing between the Parties or this Agreement may be rescinded (in each case) without the consent of any such third party.

2.   THE BOARD AND COMMITTEES

2.1 The Board shall control the management of the affairs of the Company. The Board shall have the ability to delegate certain operational responsibilities to an operating executive board which shall consist of such persons as the Board may from time to time decide.

2.2 The Company shall procure that at least six meetings of the Board shall be held in each year (unless an A Director otherwise agrees) which, unless otherwise approved by an A Director, shall be held in London at a venue approved by an A Director.

2.3 The Company shall pay to the A Shareholders (without any formal demand being made therefor) a fee in respect of the services of the A Directors of (pound)125,000 per annum in aggregate (excluding VAT (if any)) in each case accruing from day-to-day and payable at quarterly intervals on 31st March, 30th June, 30th September and 31st December in each year in arrears, which fees shall be reviewed annually with effect from 1st April in each year in accordance with the recommendation of the Remuneration Committee. In addition, the Company shall reimburse the A Directors all expenses (other than travel expenses incurred in

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     respect of travel otherwise than within the United Kingdom) properly incurred by them or their alternates in or about the business of the Group.

2.4 Immediately following Completion the Parties agree that Iain MacKinnon, Mr Blackden and Mr Dixey shall be appointed as directors of the Company. The directors of the Company immediately following Completion shall be:

     Andrew S. Wilson (A Director)
     Stewart A. Harris (A Director)
     Iain MacKinnon (A Director)
     Mr Blackden (B Director)
     Mr Dixey (B Director)

2.5 In accordance with Article 32.2 of the Articles the Shareholders agree that (unless an A Director agrees otherwise) the quorum necessary for the transaction of business by the Board and any committee thereof shall throughout the meeting be two, at least one of whom shall be an A Director.

2.6 The A Directors shall be entitled to be appointed to any committee of the Board or the board of directors of any other Group Company (or any committee of such board).

2.7 The Company shall cause one of the directors of the Company as may from time to time be nominated in writing by the Majority Holders to be appointed Chairman of the Board and shall cause any such director to be removed from office as Chairman on receipt of a written request from the Majority Holders so to do. The Chairman of the Board shall hold office for a fixed term of 12 months, on the expiry of which his reappointment or the nomination of his replacement (as the case may be) shall be effected by written notice to the Company from the Majority Holders. The first Chairman of the Board for the period of 12 months from the date of this Agreement shall be Andrew S. Wilson.

2.8  The Company shall send (or procure the sending) to each A Director:

     (a) not less than five Business Days' clear notice of each meeting of the Board or of a committee of the Board or of a meeting of the directors (or committee thereof) of any member of the Group of which any A Director is a director and an agenda of the business to be transacted at the meeting (together with all papers to be circulated or presented to it), although meetings may be held on a shorter period of notice with the prior agreement of any A Director; and

     (b) as soon as practicable after each such meeting a draft of the minutes of such meeting (together with all papers referred to in them).

2.9 The Board shall form and maintain an Audit Committee and a Remuneration Committee having the following membership and duties:

     (a) the membership of the Audit Committee shall consist of the Chairman of the Board, the A Directors, all the other non-executive directors (if any) of the Company and the finance director of the Company. The Audit Committee shall review the accounting policies and procedures of the Group, its internal financial control systems and its compliance with statutory requirements and shall consider any matter raised by the Group's external and internal auditors; and

     (b) the membership of the Remuneration Committee shall consist of the Chairman of the Board, the A Directors and all other non-executive directors (if any) of the Company,

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          provided that a committee member shall withdraw from any meeting while his own remuneration is considered.

2.10 The Remuneration Committee shall consider and make recommendations to the Board on:

     (a) the remuneration of all directors of the Company (including the A Directors) and the appointment or dismissal of all directors of the Company (other than the A Directors and the B Directors);

     (b) the terms of appointment or dismissal and the remuneration of senior employees of the Group who are not directors of the Company and whose annual salary is in excess of (pound)60,000 per annum; and

     (c) the grant of options to employees of the Group in accordance with the OHSEA Holdings Option Plan.

2.11 No person who is not a party to this Agreement shall be appointed a director of the Company unless the proposed director shall first have undertaken as a deed to the A Shareholders that (subject to Clause 17.2):

     (a) (in the case of an executive director) he will procure that the Company complies with its obligations under this Agreement;

     (b) (in the case of an executive director) he will at all times comply with the provisions of Clause 6.3 as if he had been referred to therein as a Manager; and

     (c) (in the case of any director) he will at all times comply with the provisions of this Clause 2 and of Clauses 11 and 12 as if he had been referred to herein and therein as a Party.

2.12 The Shareholders agree in accordance with Article 23 of the Articles that the appointment of an alternate director by an A Director shall not require approval by a resolution of the directors and that the appointment of an alternate director by any other director shall require approval by a resolution of the directors and with the consent of an A Director.

2.13 Each of the Parties agrees that, subject to Clause 9, it is their intention to exercise their voting rights and (subject to their fiduciary duties) exercise their rights as directors with a view to procuring that the affairs of the Company and the other members of the Group are conducted in such a way so as to ensure the continued operation of the business of the Group (but, for the avoidance of doubt, without obliging any Party to pay any sum to the Company other than as specifically provided for in this Agreement).

2.14 The Parties shall each procure so far as they are able that board authorities are adopted at the first meeting of the board of directors of each Group Company following Completion (which shall be held within one month of Completion) to the effect that the provisions of clauses 5.1 and
     5.2 are complied with by each Group Company.

3.   PROVISION OF INFORMATION TO THE A SHAREHOLDERS

3.1 The Company shall supply the A Shareholders with the following information in writing:

     (a) immediately following it having come to the attention of the Company, details of:

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          (i)  any actual or prospective material adverse change in the financial or operating performance of the business of the Group or in any of its material customer or supplier relations;

          (ii) any contingencies or capital losses (in excess of (pound)50,000 in aggregate) or material tax or legal matters arising in relation to the Group;

          (iii) any important management or employee matters including any material adverse change in relationships with employee representative bodies;

          (iv) any material change in external factors relevant to the Group (including, without limitation, regulatory and competition issues); and

          (v) any breach of any terms and conditions under any financing arrangements of the Group (including the Finance Documents);

     (b)  every month:

          (i) management accounts consisting of a balance sheet, profit and loss account, cashflow statement together with a comparison with budget and a commentary on trading and the financial position of the Group, written analyses of issues and variances and an analysis of key performance indicators, as soon as practicable, and at the latest by 15 Business Days after the end of each month (or 20 Business Days if the relevant period coincides with the financial year end of the Company) and in each case, on a consolidated basis for the Group;

          (ii) forward projections of the outcome for the year including a profit and loss account, a cash flow statement and balance sheet reconciled against the annual budget a rolling 12 month forward cashflow forecast and details of any corrective action required, within 15 Business Days after the end of each month (or 20 Business Days if the relevant period coincides with the financial year end of the Company); and

          (iii) details of any key forward indicators (including, without limitation, cash and working capital);

     (c)  on a quarterly basis in respect of the Group:

          (i) an update on competition in relation to its various areas of business;

          (ii) a business organisation and employees update;

          (iii) an information and commercial data systems and technology update; and

          (iv) a banking and financing institution relationships update;

     (d)  on an annual basis:

          (i) draft and final audited consolidated financial statements of the Group for each financial year, within 60 and 90 days respectively after the end of that financial year, together with a performance review of such year;

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          (ii) during the month before the start of each financial year, a draft annual budget for that financial year (to be substantially in the form of the first annual budget and to include, without limitation, budgeted cash flow and capital expenditure), together with a three-year rolling strategic business plan for the Group, with the final version in each case to be submitted to, and approved in writing by an A Director, by the end of the first month of the new financial year (the Annual Budget);

     (e) the external auditor internal control report and management's response;

     (f) details of senior executive annual performance appraisals and of awards of salary, bonus, shareholding in the Company and contract terms (including any amendments);

     (g) during the month before the start of each financial year, a draft risk management plan for the Group (to include without limitation, environmental, treasury, insurances and commitments) with the final version in each case to be submitted to, and approved in writing by, the Audit Committee, by the end of the first month of the new financial year;

     (h) an advertising and public relation plans for the Group in respect of the forthcoming year; and

     (i) as and when requested by the Majority Holders, such further financial and other information relating to the Group as the Majority Holders may reasonably require.

3.2 Each Party shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whatsoever or use for his own or any other person's benefit or to the detriment of any Group Company any Confidential Information provided that:

     (a) such obligation shall not apply to information which becomes generally known (other than through a breach by the Party in question of this Clause);

     (b) any Party shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or by any recognised investment exchange or for tax purposes or the preparation of the annual accounts;

     (c) the A Shareholders may pass information received from the Company or the A Directors to:

          (i) any Affiliate (provided that such Affiliate will not use such information in competition with the Group);

          (ii) any financier or any investment or other professional adviser engaged by an A Shareholder (subject to such A Shareholder providing such information on a need to know basis and procuring so far as it is able that the person to whom such information is passed agrees to keep such information confidential);

          (iii) any potential purchaser of shares in or assets of any Group Company and/or its or their advisers subject to such person having first executed a confidentiality undertaking in favour of the Company.

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

3.3 Any person appointed as an A Director or his alternate shall be entitled to pass to the A Shareholders any information concerning the Group which may come into his possession through that appointment.

4.   FURTHER OBLIGATIONS OF THE COMPANY AND THE MANAGERS

4.1  In respect of each of the Finance Documents:

     (a) the Company and the Managers shall take or procure to be taken all such steps as may be necessary to draw down funds under the Finance Documents and to complete the Scheme in accordance with its terms (but for the avoidance of doubt the Managers shall not be required to incur any personal expenditure in complying with their obligations under this Clause);

     (b) the Managers shall procure that the amounts drawndown under the Finance Documents shall be applied by the Company towards payment of the consideration and other sums due to be paid by the Company under the Scheme and in or towards payment of the costs and expenses incurred in connection with the Scheme, the Share Exchange Agreement and the Subscription Agreement and, as to any balance, in meeting the working capital requirements of the business of the Group and for no other purpose;

     (c) the Company shall at all times observe and perform its obligations under such agreements or instruments;

     (d) the Company shall at all times enforce, and shall not release or waive the obligations of any of the other parties to such agreements or instruments without the consent of an A Director; and

     (e) the Company shall not make or agree to any alteration to any of the terms of such agreements or instruments or give any notice, approval or consent for the purposes of such agreements without the consent of an A Director.

4.2 The Company shall ensure that each Group Company shall at all times maintain proper and up-to-date accounting and financial control systems and records in relation to its business and affairs and that such records are available for inspection during normal business hours by the A Shareholders (or by any person or persons authorised by the A Shareholders subject to the A Shareholders procuring so far as they are able that such person or persons agree to keep such records confidential).

4.3 The Company shall ensure that the business of each Group Company shall be managed and shall comply with all applicable laws, bye-laws, rules, regulations and codes of conduct and with the terms of any contract or agreement to which it is a party and that each Group Company shall maintain all licences, consents and authorisations which are required for the conduct of any such business from time to time.

4.4 The Company shall hold its Annual General Meeting not later than four months after the end of each financial year.

4.5 The Company shall ensure each Group Company seeks to protect its rights in Intellectual Property including, amongst other things, registering such rights (where appropriate) and bringing proceedings for their infringement.

4.6  The Company shall:

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

     (a) insure the Group with an insurance office of repute and keep it so insured at all times against appropriate risks to the extent and in accordance with good commercial practice (such insurance to include cover (taken out through such broker and on such terms as the A Shareholders may require) against any liability of the directors of the Company (including the A Directors) or their respective alternates in the lawful performance of their respective duties and loss of profits insurance);

     (b) procure that the insurances maintained by the Group are reviewed by the Company's insurance brokers at least once in each calendar year and that all reasonable recommendations made by such insurance brokers in relation to such insurances are complied with;

     (c) not change the terms of any directors and officers liability insurance of the Group without the prior written consent of an A Director; and

     (d) on request supply the A Shareholders with a copy of the schedule of such insurances.

5.   RESTRICTIONS

5.1 The Company undertakes to the A Shareholders to procure that no resolution, decision or action shall be passed made or taken by any Group Company for the time being or by any of their respective directors, employees or agents in relation to any of the matters referred to in Schedule 2 (except those in Part I of Schedule 2 to the extent they relate to the Company) without the prior written consent of an A Director.

5.2 Each Manager and each B Shareholder undertakes to the A Shareholders to exercise all rights and powers he may have (whether as a director, shareholder or otherwise) so as to procure that no resolution, decision or action shall be passed, made or taken by any Group Company for the time being or by any of their respective directors, employees or agents in relation to any of the matters referred to in Schedule 2 without the prior written consent of an A Director

5.3 The Parties agree that no resolution shall be passed and no business shall be transacted at any general meeting of the Company unless at least one A Shareholder is present in person or by proxy or (in the case of a company) is present by a representative appointed in accordance with section 375 of the Act.

5.4 Each Party agrees to exercise all rights and powers he may have (whether as a director, shareholder or otherwise) so as to procure that no Sale of Assets shall take place without B Shareholder Consent.

6.   RESTRICTIONS ON THE B SHAREHOLDERS AND THE MANAGERS

6.1 Each B Shareholder and each of the Managers undertakes with the A Shareholders (save with the prior written consent of an A Director):

     (a) not to sell, transfer, mortgage, charge or otherwise dispose of (or of any interest in) any of the B Shares, C Shares or D Shares of which he is or becomes the registered holder and/or beneficial owner other than in accordance with the Articles; and

     (b) not to transfer or procure the transfer of (or of any interest in) any B Share, C Share or D Share to any person who is not a party to this Agreement unless the transferee shall first have executed and delivered to an A Director a Deed of Adherence agreeing to be bound by this Agreement as if a B Shareholder and/or a Manager (as appropriate).

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

6.2 Mr Blackden undertakes to the A Shareholders that, for so long as the trustees of the Blackden Personal Settlement (the Trustees) hold any B Shares, he shall procure that the Trustees shall:

     (a) exercise all rights and powers they may have as Shareholders in order to give effect to the provisions of this Agreement; and

     (b) comply with all the obligations of a B Shareholder under this Agreement as if the Trustees were a party to this Agreement as a B Shareholder.

6.3 Each of the Managers undertakes to the Company, for the benefit of each member of the Group, and to the A Shareholders that, for so long as he is a director or employee of the Company or any Group Company he will at all times act in the best interests of the Company and shall observe the terms of his Service Agreement or such other agreement (if any) relating to the provision of his services to the Company.

6.4 Each of the Managers covenants with, and for the benefit of, the Company, each of its Group Companies and the A Shareholders that, save with the prior written consent of an A Director, at any time while he is a director or employee of any Group Company and for the Restricted Period after the Termination Date:

     (a) he will not in the United Kingdom in competition with the Company or any of its Group Companies, directly or indirectly:

          (i)  carry on; or

          (ii) seek employment or engagement with or be employed or engaged by or be a director or consultant to; or

          (iii) work on any account of; or

          (iv) be in any way interested in or connected with,

          any business carried on within any part of the United Kingdom which competes with any business both (i) carried on by the Company or any of its Group Companies whilst he is a director or employee of any Group Company or (as the case may be) when he ceased to be such a director or employee and (ii) in which that Manager has at any time during the period of 12 months prior to the Termination Date been involved, provided that this Clause shall not prevent a Manager from being interested as a holder or beneficial owner solely for investment purposes of not more than 3 per cent. of any securities of any body corporate whose securities are listed, quoted or traded on any recognised investment exchange; and

     (b)  he will not in the United Kingdom, directly or indirectly:

          (i) solicit business from any client of the Company or any Group Company for the purpose of providing to that client services which are the same as or similar to those which he has been involved in providing to that client at any time in the 12 months prior to the Termination Date;

          (ii) interfere with or seek to interfere with contractual or other trade relations between the Company or any Group Company and any of their respective clients;

          (iii) interfere or seek to interfere with contractual or other trade relations between the Company or any Group Company and any of their respective suppliers;

          (iv) either:

               (A)  solicit the services of; or

               (B) endeavour to entice away from the Company or any Group Company; or

               (C) knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of the Company or any Group Company known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

6.5 Each B Shareholder (other than Mr Dixey and any person who is also a Manager) covenants with, and for the benefit of, the Company, each of its Group Companies and the A Shareholders that, save with the prior written consent of an A Director, at any time while he is a B Shareholder and for the period of 12 months after his ceasing to be a B Shareholder:

     (a) he will not in the United Kingdom in competition with the Company or any of its Group Companies, directly or indirectly:

          (i)  carry on; or

          (ii) seek employment or engagement with or be employed or engaged by or be a director or consultant to; or

          (iii) work on any account of; or

          (iv) be in any way interested in or connected with,

          any business carried on within any part of the United Kingdom which competes with any business carried on by the Company or any of its Group Companies whilst he is a B Shareholder or (as the case may be) when he ceased to be a B Shareholder, provided that this Clause shall not prevent a B Shareholder from being interested as a holder or beneficial owner solely for investment purposes of not more than 3 per cent. of any securities of any body corporate whose securities are listed, quoted or traded on any recognised investment exchange; and

     (b)  he will not in the United Kingdom, directly or indirectly:

          (i) solicit business from any client of the Company or any Group Company for the purpose of providing to that client services which are the same as or similar to those which the Company has provided to that client at any time in the 12 months prior to after his ceasing to be a B Shareholder;

          (ii) interfere with or seek to interfere with contractual or other trade relations between the Company or any Group Company and any of their respective clients;

          (iii) interfere or seek to interfere with contractual or other trade relations between the Company or any Group Company and any of their respective suppliers;

          (iv) either:

               (A)  solicit the services of; or

               (B) endeavour to entice away from the Company or any Group Company; or

               (C) knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of the Company or any Group Company known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

6.6 Each B Shareholder and each of the Managers covenants with, and for the benefit of, the Company, each of its Group Companies and the A Shareholders that, save with the prior written consent of an A Director:

     (a) at any time, save as required by applicable law or regulation, he will:

          (i)  not communicate or divulge to any person; and/or

          (ii) not make use or permit the use of; and/or

          (iii) use his best endeavours to prevent the publication, disclosure or unauthorised use of,

          any Confidential Information or any information not in the public domain concerning the business, finances or affairs of any of the Company's or any of its Group Company's clients or suppliers;

     (b) he will not for so long as it is used or registered in the name of the Company or any of its Group Companies:

          (i)  use; or

          (ii) apply to register on any public register,

          any trade or business name used by the Company or any of its Group Companies during the period of two years prior to such date (including in particular the names "Professional Staff", "S. Com", "Science Recruitment Group", "SRG", "The Woolf Group", "Euromedica", "PS Interim" or "Praxis" and all other names used in the business of the Company or any of its Group Companies whether alone or in conjunction with other names) or any name similar to those names or likely to be confused with them.

6.7 The provisions of Clauses 6.4, 6.5 and 6.6 are made for the benefit of the Company, each of its Group Companies and the A Shareholders and as a constituent part of this Agreement. Accordingly each B Shareholder and each of the Managers agrees that the restrictions contained in Clauses 6.4, 6.5 and 6.5 are reasonable and necessary for the protection of the legitimate interests of the Company, each of its Group Companies and the A Shareholders and that the restrictions do not work harshly on him. If any provision of Clauses 6.4, 6.5 or 6.5 is nonetheless found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

7.   WARRANTIES

7.1 In consideration of the Investor undertaking to be bound by the Scheme and entering into the Share Exchange Agreement the Warrantors severally represent and warrant to the Investor that each of the statements set out in Schedule 3 is true and accurate as at the date of this Agreement in relation to himself only.

7.2  The Warranties:

     (a) are qualified by reference to those matters fairly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed) in the Disclosure Letter and not otherwise;

     (b) are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty; and

     (c) where qualified by reference to the knowledge, information, belief or awareness of the Warrantors or the Managers or any of them, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiry by the Warrantors in respect of the subject matter of such Warranty.

7.3 None of the Warranties shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Investor and no information relating to the Company or to the Target of which the Investor has knowledge (whether actual or constructive), other than by reason of its being disclosed in the Disclosure Letter in accordance with this Agreement, shall prejudice any claim which the Investor shall be entitled to bring or shall operate to reduce any amount recoverable by the Investor under this Agreement.

7.4 If the Investor makes a claim against the Warrantors (or any of them) under this Clause 7, but in relation to the same subject matter does not make (or having made does not succeed with) any claim against any other Warrantor under this Clause 7:

     (a) failure to make, pursue or succeed in any such claim against such other Warrantor shall not prejudice any claim which the Investor may have against the Warrantors (or any of them); and

     (b) none of the Warrantors shall have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from any Group Company or any of their directors, officers or employees in respect of any such claim and each of the Warrantors undertakes to the Investor that no member of the Target Group has entered into any indemnity or other agreement or arrangement concerning the liability of the Warrantors or any of them for any breach of the Warranties or of any other provision of this Agreement.

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

7.5 The liability of the Warrantors in respect of any breach of the Warranties shall be limited as follows:

     (a) there shall be disregarded for all purposes any breach of the Warranties in respect of which the amount recoverable would be less than(pound)15,000;

     (b) subject to Clause 7.5(a), the Investor shall not be entitled to recover any amount in respect of a breach of the Warranties by:

          (i) Mr Dixey unless the amount recoverable from Mr Dixey, when aggregated with all other amounts recoverable from Mr Dixey for breach of the Warranties, exceeds (pound)100,000, in which event this limitation shall cease to apply and the whole of such amount, and not merely the excess, shall be recoverable; and

          (ii) Mr Blackden unless the amount recoverable from Mr Blackden, when aggregated with all other amounts recoverable from Mr Blackden for breach of the Warranties, exceeds (pound)250,000, in which event this limitation shall cease to apply and the whole of such amount, and not merely the excess, shall be recoverable;

     (c) the aggregate liability of Mr Dixey in respect of all or any claims for breach of the Warranties shall not exceed (pound)250,000;

     (d) the aggregate liability of Mr Blackden in respect of all or any claims for breach of the Warranties shall not exceed (pound)500,000;

     (e) no claim by the Investor in respect of any breach of the Warranties shall be enforceable against any Warrantor unless notice in writing of the claim, specifying in such detail as is reasonably available to it at that time the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it has been given by the Investor to that Warrantor not later than the expiry of the period of 18 months from Completion and where such claim has not become a Settled Warranty Claim, proceedings in respect of such claim have been issued and served not later than the expiry of the period of 24 months from Completion.

7.6 The provisions of Clause 7.5 shall not apply in respect of any claim against a Warrantor arising by reason of fraud or wilful concealment on the part of that Warrantor.

8.   FEES

8.1 Following Completion, the Company shall pay all the reasonable legal, other professional and out-of-pocket expenses of the Investor and the reasonable legal and other professional fees of Mr Blackden and Mr Dixey in connection with the negotiation, preparation, execution and completion of this Agreement and any other agreements or documents ancillary to or connected with this Agreement together, in each case, with any applicable value added tax (it being understood by the Company that it will not be provided with value added tax invoices addressed to it in respect of such fees).

9.   EXIT

9.1 The A Shareholders, the B Shareholders and each of the Managers acknowledge and agree that their objectives in relation to the investment in the Group are to optimise Shareholder returns over a three to five year period from Completion by pursuing and implementing an

     Exit. The Parties shall each use reasonable endeavours to procure that an Exit takes place on the best available terms as soon as possible within such period and in any event prior to the fifth anniversary of Completion. The Parties further agree that with effect from the second anniversary of Completion, the Parties shall regularly review the available and likely options pursuant to which such an Exit may be pursued and implemented.

9.2 If an Exit has not taken place prior to the fifth anniversary of Completion the Company shall, within 14 days of receipt of a written request from an A Director, instruct an independent investment bank agreed by an A Director to prepare a report (for the benefit of the Company and the Investor). The costs of the independent investment bank shall be borne by the Company. The Company shall provide all such assistance as may reasonably be required by the independent investment bank in connection with the preparation of the report.

9.3 The report referred to in Clause 9.2 shall be required to cover the possibility of achieving an Exit on the best available terms, the likely methods of any such Exit (and, if appropriate, the likely purchasers of the Shares), the likely value achievable on such Exit and such other issues as the independent investment bank and/or the Majority Holders may consider appropriate.

9.4 The Company and the Managers shall send a copy of any report produced pursuant to Clause 9.2 to the A Shareholders and shall convene a meeting for a reasonable date thereafter at which to discuss such report.

9.5 If, within 14 days following the meeting referred to in Clause 9.4 the Company receives written notice from an A Director requesting it to procure an Exit on the basis (if any) set out in the report of the independent investment bank, the Company shall take all such action as may be required to procure such an Exit. Each of the Parties agrees to provide all such assistance as may reasonably be required in such circumstances in order to procure such an Exit provided that a Sale shall be conducted in accordance with article 12 of the Articles.

9.6 The Managers and the Company shall notify the Shareholders forthwith of any approach received by them from any person which it is reasonable to believe might lead to an offer being made to purchase the whole or any part of the issued share capital of any Group Company (or for the whole or a substantial part of the undertaking or assets of any Group Company).

9.7  The Parties acknowledge that:

     (a) in the event of a Flotation the A Shareholders and the B Shareholders shall sell shares in any offer for sale in priority to the C Shareholders and D Shareholders and shall be entitled to deal freely in any shares not subject to such an offer for sale when quoted unless required otherwise by the relevant investment exchange; and

     (b) neither the A Shareholders nor the B Shareholders (other than Mr Dixey) nor any directors appointed by them respectively shall:

          (i) be invited or required to make or to give any representation, warranty, undertaking or indemnity of any kind in respect of the disposal of their shares (other than a warranty as to their title to any shares to be sold by them); or

          (ii) make any contribution to the costs (including legal and accounting fees and disbursements) incurred by any other Party in connection with the Exit.

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

10.  TREATMENT OF PROCEEDS FROM EXIT

10.1 If on the date of an Exit a Warranty Claim has been made by the Investor against any Warrantor and is outstanding then:

     (a) a sum equal to the amount of the claim (or all such claims, if more than one) shall be paid by the relevant Warrantor from the cash proceeds received by him from such Exit into the Escrow Account; and

     (b) any such sum paid into the Escrow Account on the date of an Exit in respect of such claim or claims shall be released to the Investor or the relevant Warrantor, as appropriate, as soon as practicable after all such claims have become Settled Warranty Claims.

10.2 Any interest which accrues on the amounts in the Escrow Account shall follow the principal amount and shall be paid to the Investor or the relevant Warrantor (as the case may be) at the same time as payment of the corresponding principal.

10.3 The Investor and each Warrantor shall promptly give or join in giving all such instructions as are necessary to procure the operation of the Escrow Account in accordance with the provisions of this Clause and each Warrantor hereby irrevocably appoints the Investor as its agent for the purposes of giving effect to this Clause with, without limitation, authority to receive the cash proceeds to be received by him from an Exit and to deposit a sum equal to the amount of the outstanding claim (or all such claims, if more than one) into the Escrow Account.

10.4 Nothing in this clause limits any rights or remedies available to the Investor to recover any amount due to it in respect of a Warranty Claim or otherwise under this Agreement. To the extent that the amounts received by a Warrantor from the proceeds of an Exit or amounts standing to the credit of the Escrow Account are insufficient to satisfy in full any amount due in respect of a Warranty Claim the excess shall be paid to the Investor by the relevant Warrantor.

11.  RELATIONSHIP WITH ARTICLES

     In the event of any conflict between the provisions of this Agreement and the provisions of the Articles the provisions of this Agreement shall (as between the Parties other than the Company) prevail.

12.  OHSEA HOLDINGS OPTION PLAN

     Each Party agrees to exercise all powers and rights available to him in order to implement the OHSEA Holdings Option Plan with effect from Completion.

13.  TERMINATION OF THE AGREEMENT

13.1 This Agreement (other than Clauses 1 (Definitions, interpretation and third party rights), 17 (General), 18 (Notices) and 19 (Governing Law)) shall ceases and determine:

     (a)  in respect of all Parties on an Exit;

     (b) with respect to the rights of any Manager, upon that Manager ceasing to be both (i) the holder or beneficial owner of any Shares; and (ii) a director or employee of a member of the Group;

     (c) in respect of an A Shareholder, upon such A Shareholder ceasing to be the legal or beneficial owner of any Shares;

     (d) in respect of a B Shareholder who is not a Manager, upon such person ceasing to be the legal or beneficial owner of any Shares; and

     (e) in respect of all Parties on the date six months after the date of this Agreement if Completion has not occurred before that date.

13.2 Any cessation and determination pursuant to Clause 13.1 shall be without prejudice to the rights, obligations or liabilities of any Party which shall have accrued or arisen prior to such cessation and determination.

14.  ASSIGNMENT AND ADHERENCE

14.1 Subject to Clauses 14.2 and 14.3, no Party shall assign or in any other way dispose of any of its rights or obligations under this Agreement.

14.2 The Investor may, without the consent of the other Parties, assign its rights under this Agreement to any Affiliate provided that such assignment is on terms that the assignee shall not be entitled to assign to any party other than the Investor or any of its or their Affiliates.

14.3 Except with the prior written consent of an A Director, no Shares shall be allotted or transferred to any person who is not already a party to this Agreement (a New Party) unless at the time of or prior to such allotment or transfer he (or, if he is a nominee of another person, that other person) enters into a Deed of Adherence in the following capacity:

     (a) a Manager: if the New Party is, or it is proposed that he should become, an employee of a member of the Group; and/or

     (b) an A Shareholder: if the New Party is a transferee of an A Shareholder or is to be allotted A Shares; and/or

     (c) a B Shareholder: if the New Party is a transferee of a B Shareholder or is to be allotted B Shares; and

     (d)  a Party: in all cases.

14.4 A New Party who enters into a Deed of Adherence as a Manager, an A Shareholder, a B Shareholder and/or a Party shall, subject to such Deed of Adherence being duly entered into, have all the rights and obligations as if he were named in this Agreement as a Manager, an A Shareholder, a B Shareholder and/or a Party (as the case may be) except that, in the case of a Manager, he will have no liability or obligations in respect of the Warranties.

14.5 The A Directors may together determine, notwithstanding Clause 14.3 above, that the New Party should enter into a Deed of Adherence in a different capacity to that required by Clause 14.3 and may also agree such amendment(s) to the Deed of Adherence as they consider appropriate in the circumstances.

15.  SHAREHOLDER UNDERTAKINGS

15.1 The A Shareholders agree with the B Shareholders and the Managers to use all reasonable endeavours to procure that any decisions which are required of them or the A Directors under this Agreement or the Articles are taken and/or any relevant documents are signed or executed

     (as the case may be) as soon as practicable, having regard to the circumstances in which such a decision is being sought.

16.  INVESTOR'S UNDERTAKING

16.1 Subject to Clause 16.2, the Investor will procure that, for so long as they are able to do so, the directors of the Investor will give the certificate referred to in section 86 of the Finance Act 1988 within the period set out in that section.

16.2 The Investor shall not be obliged to procure that the auditors' report referred to in section 86 of the Finance Act 1988 is given and if no such report is given or if such a report is given but is given outside of the period referred to in that section, the Investor shall not be obliged to procure that the certificate referred to in Clause 16.1 is given.

17.  GENERAL

17.1 Unless expressly provided otherwise, obligations expressed in this Agreement to be assumed by, or covenants, warranties, representations or undertakings expressed in this Agreement to be given by two or more persons shall in each case be construed as if expressed to be given severally (and not jointly and severally).

17.2 In any case where under the provisions of this Agreement the Company has agreed that it shall, or shall not, do any act or thing each of the B Shareholders and Managers shall:

     (a) (in the case of any such person who is also a director of the Company) exercise his votes as a shareholder or director in favour of or against (as the case may be) the doing of, or the omission to do, the act in question;

     (b) (in the case of any such person who is not also a director of the Company) exercise his votes as a shareholder in favour of or against (as the case may be) the doing of, or the omission to do, the act in question; and

     (c) (in any case) not knowingly procure the doing of, or the omission to do, the act in question in contravention of this Agreement (whether alone or in conjunction with another person or persons).

17.3 The terms of this Agreement, the Subscription Agreement and the Share Exchange Agreement shall be confidential to the Parties and each Party shall not (and shall insofar as he or it is able procure that the Company shall not) without the prior consent of the other Parties make any announcement concerning or otherwise disclose or divulge any information concerning the involvement by the Investor in the Company including (without limitation) any of the terms of this Agreement, the Subscription Agreement and the Share Exchange Agreement save to the extent contemplated in Clauses 3.2 and 3.3 or otherwise as required by any applicable law or regulation. If a Party is required by any applicable law or regulation to disclose or divulge any such information, it shall disclose or divulge only such information as it is so required to do.

17.4 Each of the B Shareholders and the Managers confirms to the Investor that:

     (a) he has entered into this Agreement, the Subscription Agreement and the Share Exchange Agreement (as applicable) and the transactions contemplated by them entirely on the basis of his assessment of the risk and effect of this Agreement, the Subscription Agreement and the Share Exchange Agreement and such transactions;

     (b) the Investor has not provided to him or it any advice of a financial or other nature whatsoever and is not under any obligation or duty whatsoever so to do; and

     (c) the A Directors are not authorised to give advice on behalf of the Investor and he hereby waives, to the extent permitted by law, any rights which he or it may have in respect of any such obligation or duty.

17.5 This Agreement shall be binding upon, and ensure for the benefit of, the successors and permitted assigns of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assign of the Parties shall in its own right be able to enforce any term of this Agreement.

17.6 The Parties shall, and shall use their respective best endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this Agreement.

17.7 This Agreement, the Subscription Agreement and the Share Exchange Agreement, the documents in the Agreed Form and the other documents referred to in this Agreement constitute the entire agreement between and understanding of the Parties with respect to the subject matter of this Agreement and supersede any prior written or oral agreements(s) or arrangement(s) between the Parties in relation thereto.

17.8 This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

17.9 The failure or delay of the A Shareholders at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

17.10 No waiver by any of the Parties of any condition nor of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or deemed to be or construed as the waiver of breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

17.11 This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties from time to time or, in the case of a waiver, by the Party waiving compliance.

17.12 This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

17.13 Nothing contained in this Agreement shall be deemed to constitute a partnership between the Parties or any of them. Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or any of them, or to authorise any party to act as agent for any other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including, but not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

17.14 Each of the provisions of this Agreement is severable and distinct from the others and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

17.15 The terms of this Agreement are in all cases subject to the terms of the Finance Documents.

17.16 The Company is excluded from any obligation contained in this Agreement to the extent that such obligation would constitute an unlawful fetter on the Company's statutory powers.

18.  NOTICES

18.1 Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post to the address and for the attention of the relevant Party set out in this Agreement (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:

     (a)  if delivered personally, at the time of delivery;

     (b) in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day.

18.2 In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party as required by Clause 18.1 and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter as required by Clause 18.1

18.3 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail or by fax.

19.  GOVERNING LAW

19.1 This Agreement shall be governed by and construed in accordance with the English law.

19.2 The parties submit to the exclusive jurisdiction of the English courts for all purposes relating to this Agreement.

The Parties have executed this Agreement on the date set out at its head.

                                   SCHEDULE 1

                                  THE COMPANY

                             OHSEA Holdings Limited

1    Registered number:                4493380

2    Date of incorporation:            24th July, 2002

3    Place of incorporation:           Cardiff

4    Registered office address:        Marine Court, The Parade, Cowes,
                                       Isle of Wight, PO31 7QJ

5    Directors:                        Andrew S. Wilson

                                       Stewart A. Harris

6    Secretary:                        Andrew S. Wilson

7    Authorised share capital:

     (a) Amount:                       (pound)1,061,844.999

     (b) Number and class of shares:   2,422,899 A Shares

                                       1,059,000 B Shares

                                       70,350 C Shares

                                       351,750 D Shares

8    Issued share capital:

     (a) Amount:                       (pound)1

     (b) Number and class of shares:   1,000 A Shares

9    Accounting Reference Date:        31st March

10   Sole Shareholder:                 CS Services Limited

                                   SCHEDULE 2

                             RESTRICTED TRANSACTIONS

The following are the matters referred to in Clause 5.1:

                                     PART 1

1. Make any change in its accounting reference date or to any of the accounting policies in force at the date of this Agreement.

2. Undertake any reconstruction or amalgamation or enter into any scheme of arrangement.

3. Alter its Memorandum or Articles of Association or any of the terms of this Agreement.

4.   Pass any resolution for its winding up.

5.   Purchase or redeem any of its shares.

                                     PART 2

1. Grant any right or option to subscribe for shares or issue any securities convertible into shares, enter into any agreement for the same or establish any share option scheme or employee share scheme, other than as envisaged by this Agreement, the Subscription Agreement, the Share Exchange Agreement or by the OHSEA Holdings Option Plan.

2. Create or cause or permit to be created or to exist any mortgage, charge, lien (other than liens arising in the ordinary course of business) or other encumbrance whatsoever over the whole or any part of its undertaking property or assets (other than by the grant of mortgages or charges over its undertaking property or assets pursuant to the Finance Documents).

3. Sell, transfer, lease, licence or in any way dispose of the whole or a substantial part of its business undertaking or assets whether by a single transaction or a series of transactions.

4. Acquire or dispose of the whole or (other than in the ordinary course of business or as may be provided for in the Annual Budget for the period in question) any part of the assets or undertaking of any other company or business, associate or subsidiary.

5.   Acquire or dispose of any freehold or leasehold property.

6. Subscribe for, or otherwise acquire (or sell, transfer or otherwise dispose of) any interest in the share capital of any other body corporate.

7. Make or permit any substantial alteration (including cessation) to the general nature of the business carried on or proposed to be carried on by it at the date of this Agreement.

8. Extend, develop or evolve the business of the Group Company concerned other than through the Group Company concerned or another member of the Group.

9. Enter into any joint venture or partnership agreement or arrangement with any other person firm or company.

10. Enter into any transaction of any nature whatsoever otherwise than by way of bargain at arm's length and at the best price or on the best terms reasonably obtainable.

11. Enter into any transaction, arrangement or agreement which, had the Company been a listed company, would have amounted to a Class 1 transaction or a transaction with a related party (both as defined from time to time by the Listing Rules made by the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000).

12. Enter into any contract of a long-term onerous or unusual nature or assume any material liability otherwise than in the ordinary course of business.

13. Initiate any litigation or arbitration other than in the ordinary course of business or settle any such litigation or arbitration.

14. Cause to be appointed to or terminated from its board of directors any person other than the present members of the Board other than in accordance with the Articles.

15. Make any change in its accounting reference date or to any of the accounting policies in force at the date of this Agreement.

16.  Appoint as its bankers any bank other than Barclays Bank plc.

17. Use the name of any A Shareholder or any of its or their Affiliates in any context whatsoever or hold itself out as being connected or associated with any A Shareholder or any of its or their Affiliates in any manner whatsoever.

18. Establish any pension or life assurance scheme or any option scheme or any profit sharing scheme or similar scheme for the benefit of its employees or any section of its employees or make any material variation to any such scheme, other than as envisaged by this Agreement or by the OHSEA Holdings Option Plan.

19. Enter into any contract of employment or consultancy agreement which (i) is for a salary or fee of (pound)60,000 per annum or more; or (ii) cannot be terminated by the Group Company concerned by six months' notice or less without giving rise to any claim (other than a statutory claim) for damages or compensation against that Group Company.

20. Undertake any reconstruction or amalgamation or enter into any scheme of arrangement.

21. Approve or adopt the annual budget of the Group in respect of any financial year.

22. Adopt any changes to the rolling three or five year rolling strategic business plan of the Group.

23. Constitute/appoint any committee of the Board (other than the Remuneration Committee or Audit Committee in accordance with Clause 2).

24. Other than in the ordinary course of business make or permit to be made any press release relating to the Group, and for these purposes a press release which relates to the equity structure of the Group, refers by name to any A Shareholder or any person interested in the Shares, or relates to acquisitions or disposals of shares or material assets, litigation or the Group's future objectives shall not be in the ordinary course of business.

25. Incorporate any new subsidiary or associate of the Company or any member of the Group.

26. Other than in the ordinary course of business approve or alter any contracts or arrangements with any material customer or supplier of the Group and for these purposes any such approvals or alterations relating to leases or involving expenditure or receipts in excess of (pound)250,000 per annum shall not be in the ordinary course of business.

27. Adopt or amend the Board Authorities or adopt new authorities under which the Board or the board of directors of any member of the Group are to operate.

28. Increase, alter, reduce, consolidate, sub-divide or otherwise vary or reduce the authorised or issued share capital of the Company or alter or vary any of the rights attached to any of the shares for the time being in its capital.

29. Alter its Memorandum or Articles of Association or any of the terms of this Agreement.

30.  Pass any resolution for its winding up.

31.  Purchase or redeem any of its shares.

32.  Issue any debentures or other securities.

33. Appoint new auditors (provided that this restriction shall not apply to the reappointment of the existing auditors).

34.  Make any alteration to its name.

35. Pay make or declare any dividend or other distribution in respect of its profits, assets or reserves or enter into any agreement for the same.

36. Adopt or approve the final annual audited consolidated financial statements of the Group.

37. Adopt or approve any matter which would have an impact on the strategy, operations or the long term strategic direction of the Group which in the opinion of the Majority Holders is or would be material to the achievement of or would affect the achievement of the objectives set out in the business plan, annual budget or investment plan agreed by the A Directors.

38.  In any financial year:

(a) incur or enter into any commitment to incur any capital expenditure not provided for in the annual budget of the Group approved by the Board and an A Director if the estimated amount of such expenditure is for an individual item in excess of (pound)250,000 or if the estimated amount or aggregate value of capital commitments already incurred or contracted for in that financial year exceeds the budgeted annual amount for that year; or

(b) sell transfer lease license or in any way dispose of any fixed asset or fixed assets not provided for in the Annual Budget for the period in question if such sale transfer lease licence or disposal is of an individual item with a net book value in excess of (pound)250,000 or if the aggregate net book value of such sales transfers leases licences or disposals made or contracted for in that financial year exceeds the budgeted annual amount.

39. Enter into any contract of employment or consultancy agreement with (or make any change to the terms of employment or engagement or to the emoluments of):

(a)  the Managers; or

(b) any employee or director whose emoluments are (or are proposed to be) in excess of (pound)60,000 per annum (or such other amount as may from time to time be agreed by an A Director).

                                   SCHEDULE 3

                                   WARRANTIES

                                     Part 1

1.   General

     So far as the Warrantors are aware, all information contained in the Reports or in the Business Plan was when given and is now:

     (a) (insofar as such information amounted to a statement of fact) true and accurate in all material respects and not (whether by reason of any omission or otherwise) misleading; and

     (b) (insofar as such information amounted to a forecast prepared by or an expression of intention, opinion or expectation given by or attributed to the Warrantors) fair and honest and made on reasonable grounds and after due and careful enquiry.

2.   Forecasts

     The forecasts contained in the Business Plan have been diligently prepared and, in particular:

     (a)  there are no material omissions from them;

     (b) the assumptions upon which they are based as to the future prospects of the business of the Target Group are all set out in them, have been carefully considered and are honestly believed by the Warrantors to be fair, honest and reasonable; and

     (c) none of the Warrantors dissents from the opinions and expectations contained in them.

3.   Target Group Companies

3.1 Each Target Group Company is a corporation validly existing under the laws of its jurisdiction of incorporation with full power and authority to conduct its business as presently conducted.

3.2 The Target Group Companies do not have any subsidiaries other than those set out in the Disclosure Letter.

4.   Memorandum and Articles of Association

     The copies of the Memorandum and Articles of Association of each Target Group Company supplied to the Investor and listed in the Disclosure Letter are complete and up-to-date copies.

5.   Statutory books

     In the two year period ending on the date of this Agreement, the statutory books (including all registers and minute books) of each Target Group Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them, and no notice or allegation that any of them is incorrect or should be rectified has been received.

6.   Accounts

     The Accounts:

     (a) have been prepared in accordance with UK generally accepted accounting principles, the Act and other applicable statutes and regulations;

     (b) so far as the Warrantors are aware, give a true and fair view of the state of affairs of the Target Group as at the Accounts Date and of the profit or loss of the Target Group Companies for the period ended on the Accounts Date; and

     (c) have been prepared on a basis consistent with the basis employed in the Target Group's audited accounts for each of the two preceding financial periods.

7.   Position since Accounts Date

     Since the Accounts Date:

     (a) there has been no material and adverse change in the financial position of the Target Group Companies as a whole except as a result of factors generally affecting similar businesses; and

     (b) the business of the Target Group Companies has been carried on in the ordinary course.

8.   Management Accounts

     The Management Accounts fairly present the income and expenditure of the Target Group Companies for the period to which they relate.

9.   Form 6-Ks

     The Form 6-Ks:

     (a) have been prepared in accordance with US generally accepted accounting principles, the US Securities Exchange Act of 1934 and other applicable statutes and regulations; and

     (b) present fairly the income and expenditure, assets and liabilities of the Target Group Companies for the periods to which they relate.

10.  Compliance with statutes

     So far as the Warrantors are aware, no Target Group Company, nor any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of that Target Group Company which would have a Material Adverse Effect.

11.  Licences and consents

     So far as the Warrantors are aware, each Target Group Company has all licences (including statutory licences) and consents necessary to own and operate its assets and to carry on its business as it does at present and none of the Warrantors are aware of anything that might result in the revocation, suspension or modification of any of those licences or consents or that might prejudice their renewal.

12.  Contracts

12.1 No Target Group Company is a party to any material contract which:

     (a) contains any provision which would enable any other party to such contract to vary or terminate its rights or obligations under that contract as a result of the Completion;

     (b)  was entered into otherwise than in the ordinary course of trading; or

     (c) is of a long-term nature (that is to say, incapable of performance in accordance with its terms within 12 months after the date on which it was entered into or undertaken); or

     (d) involves the supply of goods the aggregate sales value of which will represent in excess of 10 per cent. of the turnover for the current financial year of the Target Group; or

     (e) in any way restricts its freedom to carry on the whole or any material part of its business as it does at present.

12.2 No Target Group Company has received notice that it is in default under any agreement, mortgage, charge, lien or pledge which is material to the financial condition of the Target Group.

13.  Litigation

     Except as plaintiff in the collection of debts arising in the ordinary course of business, no Target Group Company is a plaintiff or defendant in or otherwise a party to any material litigation, arbitration or administrative proceedings which are in progress nor, so far as the Warrantors are aware, have such proceedings been expressly threatened by or against any Target Group Company or any of its assets.

14.  Insurances

     The Target Group Companies have taken out insurance cover appropriate to the business carried on by them and:

     (a)  such insurances are in full force and effect;

     (b) so far as the Warrantors are aware, there are no circumstances which might lead to any liability under such insurances being avoided by the insurers; and

     (c) no material claims have been made under any of such insurances which remain outstanding.

15.  Employees and Pensions

15.1 The Warrantors have disclosed to the Investor in respect of the Target Group Companies:

     (a) a list of the 9 most senior employees is set out in section 6.2 of the Final Legal Report) showing, by reference to appropriate categories, remuneration payable and other principal benefits provided; and

     (b) brief details of the numbers of other staff and hourly-paid employees and a brief description of their terms and conditions of employment.

15.2 There is not in existence any written or unwritten contract of employment with a director or an employee of a Target Group Company which cannot be terminated by 12 months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

15.3 There is not outstanding any agreement or arrangement to which a Target Group Company is a party for profit-sharing or for payments to any of its directors or employees of bonuses or for incentive payments or other similar matters and there are no other material payments to employees which have not been disclosed.

15.4 None of the directors or managing directors of any Target Group Company has given or been given notice to terminate his employment.

15.5 No dispute has arisen within the last 12 months between a Target Group Company and a material number or category of its employees or with any trade union.

15.6 No Target Group Company is under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards any Retirement/Death/Disability Benefit for or in respect of any present or past employee (or any spouse, child or dependant of any of them) of any Target Group Company or of any predecessor in business of any Target Group Company.

16.  Tax

16.1 So far as the Warrantors are actually aware, all Taxation of any nature whatsoever for which a Target Group Company is liable and which has fallen due for payment has been duly paid.

16.2 So far as the Warrantors are actually aware, all notices, computations and returns which ought to have been given or made have been properly and duly submitted by each Target Group Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete in all material respects and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. All records which a Target Group Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Target Group Company.

16.3 So far as the Warrantors are actually aware, no Target Group Company has within the past three years paid or become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

16.4 So far as the Warrantors are actually aware, no Target Group Company has within the past 3 years been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority.

16.5 So far as the Warrantors are actually aware, each Target Group Company has made all deductions in respect, or in account, of any Taxation from any payments made by it which it is obliged to make and has accounted in full to the appropriate authority for all amounts so deducted.

17.  Miscellaneous

So far as the Warrantors are aware the following are true and accurate in all material respects and not (whether by reason of any omission or otherwise) misleading:

(a)  the current per annum salary for the individuals set out in the table in section 6.2 of the Final Legal Report;

(b) the Target Group operates pension schemes for S. Com, PS Interim, Science Recruitment Group and the Target and operates stakeholder plans for S. Com and Euromedica. There are no other pension plans operated in respect of the Target Companies;

(c) the bonus arrangements for the financial year ending 31st March, 2003 in respect of William McHale, Clive Richard Lawrence and Slyvia Kempsell as set out in section 6.6 of the Final Legal Report;

(d) the only options over shares in the Target are those set out in schedule 3 to the Final Legal Report;

(e) the options over shares in the Target are over new shares to be issued on exercise of such options; and

(f) all "in the money" options over shares in the Target are Inland Revenue approved options.

18.  Interpretation

For the purposes of this Schedule, the Final Legal Report means the Legal Due Diligence Report prepared by Allen & Overy dated 14th April, 2003.

                                   SCHEDULE 4

                                DEED OF ADHERENCE

                             DATED [______], 200[_]

                                    [______]

                                DEED OF ADHERENCE

                    to the Shareholders Agreement relating to
                     an investment in OHSEA Holdings Limited

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [___________________________], 200[_]
by [__________] of [__________] (the New Party) and is a Deed of Adherence referred to in, and is supplemental to, the Shareholders Agreement.

BACKGROUND:

(A) It is proposed that the New Party should by transfer, issue or other devolution be or become a member of the Company and [its/his] name be entered in the Register of Members of the Company as such.

(B) The New Party has agreed to execute this Deed as a pre-condition of his becoming a member of the Company as required by clauses 6.1 and 14.2 of the Shareholders Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   Definitions and interpretation

1.1 The Background forms part of this Deed and shall have the same force and effect as if set out in the body of this Deed. Any reference to this Deed shall include the Background.

1.2 In this Deed, the following words and expressions have the following meanings:

     A Shareholders means those persons who are defined as such in the Shareholders Agreement;

     B Shareholders means those persons who are defined as such in the Shareholders Agreement;

     Company means OHSEA Holdings Limited as defined as such in the Shareholders Agreement;

     Managers means those persons who are defined as such in the Shareholders Agreement;

     Parties means the parties to the Shareholders Agreement from time to time (whether by virtue of having executed the Shareholders Agreement or having entered into this Deed or a deed in a similar form to this Deed) and Party shall be construed accordingly; and

     Shareholders Agreement means the shareholders agreement dated [_____], 2003 between the Company (1) the Investor (2) Benjamin Blackden (3) and Andrew Dixey (4) [, as adhered to by [a] deed[s] in a similar form to this Deed dated [_____]].

1.3  In this Deed:

(a) any reference to the Background or a Clause is to the Background or a Clause (as the case may be) of or to this Deed;

(b) words and expressions which are defined in the Shareholders Agreement shall (unless the context requires otherwise) have the same meanings as are given to them in such agreement.

1.4 The Clause headings contained in this Deed are included for convenience only and do not affect the interpretation of this Deed.

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

2.   Condition

2.1 The provisions of this Deed are conditional upon the New Party being registered as a member of the Company.

2.2 If the New Party has not been registered as a member of the Company by [_____], 200[_], this Deed (except for the provisions of this Clause and of Clause 4 (Governing law and jurisdiction)) shall be null and void and of no further effect.

3.   Adherence

3.1 The New Party acknowledges undertakes and covenants with, and for the benefit of each of the Company, the Managers, the A Shareholders and the B Shareholders [and with each of the other shareholders in the Company] that [it/he] shall be bound by and will observe and perform all the terms and conditions and obligations (to be observed and performed after the date that this Deed becomes unconditional) of, and included in, the Shareholders Agreement (including, for the avoidance of doubt, the provisions regarding transfers of Shares) as if the New Party had been a party to the Shareholders Agreement and been referred to in it as [a Manager][an A Shareholder][a B Shareholder] and as a Party.

3.2 The provisions of this Deed shall be enforceable by each of the Company, the Managers, the A Shareholders, the B Shareholders [and each of the other shareholders in the Company] (including, for the avoidance of doubt, any person subsequently entering into a Deed of Adherence pursuant to the Investment Agreement) as if the New Party were a party to the Shareholders Agreement and had been referred to in it as [a "Manager/an A Shareholder/a B Shareholder and as a Party"].

3.3 The Shareholders Agreement shall take effect for the benefit of the New Party and shall be enforceable by the New Party as if [it/he] had been a Party and had been referred to in the Shareholders Agreement as [a Manager][an A Shareholder][a B Shareholder] and as a Party.

4.   Governing law and jurisdiction

4.1 This Deed shall be governed by and construed in accordance with the English law.

4.2 The New Party submits to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Deed.

4.3 The New Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Deed being served on [it/him] at the address of the New Party set out at the head of this Deed (or at such other address in the United Kingdom as notified by [it/him] for the purpose of the Shareholders Agreement) in accordance with the provisions of the Shareholders Agreement relating to service of notices. Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.

EXECUTED as a Deed and delivered on the date set out its head.

SIGNED as a Deed and delivered by             )
[New Party]                                   )
in the presence of:                           )

Witness:

Name:

Signature:

Address:

Occupation:

OR

EXECUTED AS A DEED by                         )
[New Party] LIMITED/PLC                       )
acting by [name of director] (Director)       )
and [name of director/secretary]              )
(Director/Secretary)                          )

                                   SIGNATORIES

SIGNED by Andrew Wilson                       )    /s/ Andrew Wilson
for and on behalf of OHSEA                    )    -----------------------------
HOLDINGS LIMITED                              )    Name: Andrew Wilson
in the presence of: Gordon D. Milne, One New  )    Title: Director
Change, London

SIGNED by Andrew Wilson as Attorney           )    /s/ Andrew Wilson
for and on behalf of CS SERVICES              )    -----------------------------
LIMITED                                       )    Name: Andrew Wilson
in the presence of: Gordon D. Milne, One New  )    Title: Director
Change, London

SIGNED by BENJAMIN P. BLACKDEN                )    /s/ Benjamin P. Blackden
in the presence of: Buu Lieu, Apex Plaza,     )    -----------------------------
Forbury Rd, Reading                                Name: Benjamin P. Blackden
Solicitor                                          Title: Director

SIGNED by ANDREW R. DIXEY                     )
in the presence of: Buu Lieu, as above        )    /s/ Andrew R. Dixey
                                                   -----------------------------
                                                   Name: Andrew R. Dixey
                                                   Title: Director